EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into effective as of June 1, 2026 (the "Effective Date"), by and between SUN, a Wyoming corporation with its principal executive offices at 10 Lily Pond Lane, East Hampton, New York 11937, USA (the "Company"), and Andrew MacLeod (the "Executive").

1. Position and Duties

The Company employs the Executive as its Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Treasurer. The Executive shall perform the duties and responsibilities customarily associated with such positions and such other duties reasonably assigned by the Company's Board of Directors or Chief Executive Officer. The Executive shall perform his duties faithfully and in the best interests of the Company.

2. Commencement and Continuous Employment

The Executive's employment with the Company commenced on June 1, 2026. For purposes of statutory continuous employment in the United Kingdom, the Executive's continuous employment date is June 1, 2026.

3. Place of Work

The Executive's normal place of work is the United Kingdom and the Executive shall work remotely from his usual residence or such other location in the United Kingdom as the Executive notifies to the Company. Reasonable business travel may be required. The Executive is not required to work outside the United Kingdom for any continuous period exceeding one month unless separately agreed in writing.

4. Working Time

The Executive's normal working hours shall be 20 hours per week, ordinarily worked Monday to Friday, with reasonable flexibility as to the distribution of those hours having regard to the requirements of the role. The Executive may be required to work such additional reasonable hours as are necessary for the proper performance of his duties, subject to applicable law.

5. Compensation

The Executive shall receive annual base compensation of US$50,000, effective as of the Effective Date, payable in accordance with the Company's regular payment practices. Compensation shall accrue as services are rendered. Payments shall be subject to any deductions, withholding, reporting, or payment obligations required by applicable law. Nothing in this Agreement is intended to determine or alter the Company's or the Executive's statutory tax, social security, National Insurance, or similar obligations, which shall be determined under applicable law.

6. Workplace Pension

The Company shall comply with its duties, if applicable, under the Pensions Act 2008 and related United Kingdom automatic-enrolment legislation. Where the Executive is an eligible jobholder, the Company shall arrange automatic enrolment into a qualifying workplace pension scheme and make the employer contributions required by applicable law. The Company may use statutory postponement only where permitted by law and where the required notice has been given to the Executive within the applicable time limit. The Executive retains all statutory rights to opt out, opt in, join, or be re-enrolled, as applicable.

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7. Holiday

The Company's holiday year runs from January 1 to December 31. The Executive is entitled to 5.6 weeks' paid annual leave in each holiday year, pro-rated for any partial year and in accordance with applicable United Kingdom law. UK public and bank holidays are included within this entitlement. Holiday dates are subject to reasonable prior approval by the Company.

8. Sickness and Statutory Leave

The Executive shall be entitled to statutory sick pay and statutory family-related and other statutory leave and pay to the extent applicable under United Kingdom law. The Executive shall notify the Company promptly of sickness absence and provide evidence of incapacity as required by applicable law or reasonable Company policy.

9. Business Expenses

The Company shall reimburse the Executive for reasonable and necessary business expenses incurred in the performance of his duties, subject to the Company's policies and appropriate supporting documentation.

10. Confidentiality

The Executive shall maintain the confidentiality of all material non-public, proprietary, financial, commercial, technical, and other confidential information relating to the Company and shall not disclose or use such information except as required in the performance of his duties or as required by applicable law. This obligation shall survive termination. Nothing in this Agreement prohibits lawful communications with governmental or regulatory authorities.

11. Company Records and Property

All records, reports, documents, data, credentials, equipment, and other property belonging to the Company or relating to its business shall remain the property of the Company. Upon termination, the Executive shall promptly return Company property in his possession or control, subject to applicable law.

12. Compliance and Corporate Policies

The Executive shall comply with applicable laws and regulations and with the Company's lawful policies and procedures, including policies relating to financial reporting, internal controls, confidentiality, and securities-law compliance.

13. Notice and Termination

Following one month of continuous employment, either party may terminate the Executive's employment by giving one month's written notice to the other party, provided that any notice required from the Company shall in no event be less than the applicable statutory minimum under United Kingdom law. Upon termination, the Executive shall be entitled to earned but unpaid compensation, accrued holiday pay, approved unreimbursed business expenses, and any other amounts required by applicable law.

14. Probation

No probationary period applies to the Executive's employment.

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15. Benefits and Training

Except for statutory rights and any pension rights described in this Agreement, the Executive is not entitled to additional contractual benefits unless separately agreed in writing. No compulsory training is required other than training reasonably required by law, regulation, or the Company's compliance policies; the Company shall bear the cost of compulsory training where required by applicable law.

16. Disciplinary and Grievance Procedures

The Executive may raise any grievance with the Company's Chief Executive Officer or Board of Directors. Any disciplinary matter shall be addressed in accordance with applicable United Kingdom law and any applicable Company procedures. Nothing in this clause removes or reduces any statutory right of the Executive.

17. Collective Agreements

No collective agreement directly affects the terms and conditions of the Executive's employment.

18. No Conflicting Obligations

The Executive represents that entering into and performing this Agreement does not violate any material contractual obligation binding upon him.

19. Governing Law and Jurisdiction

This Agreement and the employment relationship shall be governed by the laws of England and Wales. The courts and employment tribunals of England and Wales shall have jurisdiction, without prejudice to any mandatory rights or remedies available under applicable law.

20. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the parties concerning the Executive's employment and supersedes prior oral or written understandings concerning the same subject matter. Any amendment must be in writing and signed by both parties.

21. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date.

SUN		EXECUTIVE

By:	/s/ Michael Ssebugwawo	By:	/s/ Andrew MacLeod
	Michael Ssebugwawo		Andrew MacLeod
	Chief Executive Officer		Chief Financial Officer

Date: June 1, 2026		Date: June 1, 2026

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